Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2013

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

STRATEGIC RELATIONSHIP WITH UFG HOLDINGS, LLC

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced that it has entered into a strategic relationship with UFG Holdings, LLC (“UFG”), a company controlled by an investor group led by Brian Libman, Walter Investment’s Chief Strategy Officer, which has agreed to acquire 100% of the membership interests of Urban Financial Group, LLC (‘Urban”) from KCG Holdings, Inc. Pursuant to the terms of its agreement with UFG, and subject to the closing of the purchase of Urban, Walter Investment will invest approximately $15 million in UFG in the form of an unsecured loan and will receive warrants entitling Walter to purchase up to 19% of the common units of UFG. In addition, the Company’s wholly owned subsidiary, Reverse Mortgage Solutions, Inc. (“RMS”) , will enter into a forward flow agreement to purchase mortgage servicing rights (“MSRs”) originated by Urban. Effective with the closing of the transaction, which is expected during the fourth quarter of 2013, Mr. Libman will resign his position with the Company.

Mark J. O’Brien, Chairman and CEO of Walter Investment, said, “Urban is a significant player in the reverse mortgage originations sector with a track record of operational excellence and a highly respected management team. We believe the development of this strategic relationship with Brian and Urban will result in a long-standing and mutually beneficial relationship for both entities.”

“We greatly appreciate the contributions that Brian has made to Walter Investment since joining the Company in 2011 with the acquisition of Green Tree. He has provided significant value as a senior member of the team as we have transitioned and grown the company over the past two years. We look forward to extending our relationship with Brian through the Urban transaction and participating in the solid growth and operating performance we know he will deliver. We wish him great success in this endeavor,” continued O’Brien.

The UFG’s purchase of Urban is subject to customary closing conditions, including regulatory approvals by GNMA, the U.S. Department of Housing and Urban Development (HUD), the Federal National Mortgage Association (FNMA), and the states and territories in which Urban operates.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 4,800 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.